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                                                                    EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998 (except note 10 as to which the date is July 16, 1998) with respect to the financial statements of ComTel UK Finance B.V., included in the Form S-4 to be filed by NTL Incorporated, by reference to the Proxy statement that was made as part of the Registration Statement (Form S-4) and Prospectus of NTL Incorporated filed at the end of September 1998, in connection with an exchange offer whereby notes issued in March 1998 will be exchanged for new notes that are to be registered with the SEC.


/s/ Deloitte & Touche

Deloitte & Touche
Chartered Accountants
Bracknell, England
October 19, 1998